Exhibit 99.(n)

            Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-6 (the "Registration Statement") of our report dated March 31, 2005, relating to the financial statements of Pruco Life Variable Appreciable Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 25, 2005 (except the first paragraph of Note 2, for which the date is February 9, 2006) relating to the consolidated financial statements of Pruco Life Insurance Company and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
February 9, 2006